UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2006

THE WORNICK COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4701 Creek Road, Suite 200, Cincinnati, Ohio	42542
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 19, 2006, The Wornick Company (“the Company”) announced effective immediately, John Kowalchik has been promoted to the newly created position of Chief Marketing Officer reporting directly to Mike Thompson, President and CEO.  Mr. Kowalchik will be responsible for all of Wornick’s sales and marketing efforts effective immediately.

Mr. Thompson comments “the creation of the CMO position provides us the opportunity to more effectively deploy our sales and marketing resources across the entire enterprise, with a focus on improving customer service levels and better aligning the company’s products and services with the unmet needs of our strategic customer base.”

Mr. Kowalchik first joined Wornick’s Prepared Foods Division in 2001 as Vice President of Supply Chain and Co-Manufacturing.  Under his leadership, Wornick’s Co-Manufacturing business grew from less than $5 million in 2001, to one that will achieve over $70 million in 2006 by focusing on strong customer relationships with some of the world’s best known consumer product companies.

He brings over 22 years of general management, business development and manufacturing experience to his new role.  Prior to joining The Wornick Company, Mr. Kowalchik was the Chief Operating Officer of an internet start-up company, Vice President, Business Unit Manager for The Sherwin Williams Company, Director of Custom Products for the Edwards Baking Company, Executive Vice President of The Boston Popcorn Company and held a variety of plant operations roles over his 6 years with Frito-Lay, Inc.

Mr. Kowalchik received a BS in Food Science from Cornell University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

	By:	/s/ Brian A. Lutes
Name: Brian A. Lutes
Title: Chief Financial Officer and Treasurer

Dated: December 22, 2006